First Quarter 2019 Earnings Release Conference Call
May 1, 2019

Brian Henry - Terex Corporation - Senior Vice President Business Development and Investor Relations
Good morning everyone, and thank you for participating in today’s first quarter 2019 financial results conference call. Participating on today’s call are John Garrison, Chairman and Chief Executive Officer, and John Sheehan, Senior Vice President and Chief Financial Officer.

Following the prepared remarks, we will conduct a question and answer session. We have released our first quarter 2019 results, a copy of which is available on Terex.com. Today's call is being webcast and is accompanied by a slide presentation, which includes a reconciliation of GAAP to non-GAAP financial measures that we will use during this call, and is also available on our website. All adjusted per share amounts in the presentation are on a fully-diluted basis. We will post a replay of this call on the Terex website under Events and Presentations in the Investor Relations section. Let me direct your attention to slide 2, which is our forward-looking statement and description of non-GAAP financial measures. We encourage you to read this as well as other items in our disclosures because the information we will be discussing today does include forward-looking material. With that, please turn to slide 3 and I'll turn it over to John Garrison.

John L. Garrison, Jr. - Terex Corporation - Chairman and Chief Executive Officer
Good morning and thank you for joining us, and for your interest in Terex. First, I want to thank our global team for their continued focus on our customers, which enabled our overall strong start to the year. Our Q1 performance represents a significant improvement compared to last year. The dramatic increase in operating profit, and earnings per share (“EPS”), versus the results we presented in Q1 2018, clearly demonstrates the value of implementing our strategy. Building on an excellent 2018, Material Processing (“MP”) increased sales and expanded operating margin again in the first quarter. MP’s global markets remained strong and backlog continued to grow, up 17% on an FX-neutral basis. Aerial Work Platforms (“AWP”) markets got off to a slower start than last year, but gained momentum throughout the quarter. AWP is well positioned heading into the main selling season, with backlog of $1.1 billion. The global markets for AWP, MP, and towers and rough terrain cranes are generally stable at healthy levels, consistent with 2018.

Turning to slide 4, the Terex strategy continues to be focus the portfolio on great businesses, simplify the organization and improve the capabilities needed to win in the marketplace. The transition to a more focused, two-segment structure, combined with the significant progress we made improving processes, tools and leadership talent in our priority areas, enabled us to refine our corporate operating model. Each functional area is moving forward with plans that build upon the progress already made and deliver essential services in the most efficient manner. We are transitioning to a simpler operating structure that will reduce corporate operating expenses. Implementation has started in some areas and will continue throughout 2019.

Turning to slide 5, we continue to make progress implementing our strategy. The sale of Demag Mobile Cranes is progressing on schedule. Subject to customary regulatory approvals, we continue to expect this transaction to close by mid-year. We completed the wind-down of mobile crane production in Oklahoma City, and sold the boom truck, truck crane and cross-over product lines. We are working closely with Tadano and Custom Truck One Source to ensure a smooth transition for our customers. We remain committed to the rough terrain and tower crane product lines in North America and around the world. We are investing in our parts and service organization to support our customers into the future. The re-segmentation announced in February is complete and reflected in our financial results and operating structure. Terex Utilities is now in the AWP segment, and the pick and carry crane business has transitioned to MP. Our global rough terrain and tower crane businesses are included in Corporate.

We continue to execute our disciplined capital allocation strategy, by investing in innovative products and services, and global manufacturing capability. MP announced a new U.K. manufacturing facility where it will manufacture the Terex Ecotec waste management and recycling product lines, and Terex mobile conveying systems. This is part of MP’s strategy to add capacity to meet growing demand, and simplify its operations. These are new adjacent businesses that MP has created that leverage its engineering and distribution capabilities. The new Utilities manufacturing facility in South Dakota remains on schedule, despite some severe weather conditions in the quarter. Our Commercial Excellence teams are focused on improving the customer experience and driving process discipline. Another area we are focused on is improving processes and tools for the dealer channel, as dealers represent an important part of our overall distribution strategy. Finally, on Strategic Sourcing, teams in each of our manufacturing facilities are making progress implementing their Wave 1 savings. Wave 2 savings are being identified, and detailed plans, including the ability to fast-track certain categories, are being developed. We continue to expect savings of approximately $35 million this year.

Turning to slide 6, while we are maintaining the full year 2019 guidance that we provided in February. As a result of our strong start, we now expect to be in the upper half of the $3.60 to $4.20 EPS range. With that, let me turn it over to John.

John Sheehan - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you, John. Let me begin by reviewing our Q1 segment highlights. AWP sales totaled $728 million in the quarter. Volume in North America was impacted by customers postponing some deliveries until the second quarter and the week-long weather-related closures at our Washington state production and distribution facilities in February. EMEAR revenue was down modestly on currency and delivery timing, while AWP sales grew in Asia Pacific. AWP’s operating margin in the quarter was impacted by the strength of the U.S. dollar, particularly against the Euro, which represented a significant headwind in Q1. Lower factory productivity due to a decrease in overall production volume, including the plant closures, also impacted margins. Backlog was stable at $1.1 billion, positioning the segment well entering the strong selling season.

MP is a consistently strong performer, evidenced by another excellent quarter. Sales were $346 million, up 10%, or up 15%, on an FX-neutral basis, driven by continued strong global demand for crushing and screening products, material handlers and pick and carry cranes. The MP team increased year-over-year operating profit by 33% and expanded its operating margin by 250 basis points on an as-adjusted basis. These results were driven by improved operating performance across the portfolio and effective price-cost management. Backlog continued to grow, up 11%, to $499 million, up 17% on an FX-neutral basis. MP is well positioned across its portfolio of businesses to deliver excellent results again in 2019.

The rough terrain and tower cranes businesses that are now reported in Corporate performed in line with expectations in Q1.
For reference, we added quarterly 2018 continuing operations financial information that reflects the new segmentation to the Investor Relations section of Terex.com. Let’s turn to slide 8 to review our consolidated results.

Total sales of $1.1 billion were up 2%, or 6%, on an FX-neutral basis. MP’s strong performance more than offset AWP’s slow start to the year, leading to a 40 basis point increase in as adjusted operating margin. Investment in our Execute to Win initiatives and restructuring-related charges were the primary differences between our as-reported and as-adjusted operating profit. Net interest expense increased $9 million year-over-year, resulting from increased borrowing and higher interest rates on floating rate facilities. On an adjusted basis, we generated earnings per share of $0.87 cents, two cents higher than the prior year on a comparable basis. However, this EPS result is 58% better than the $0.55 cents as adjusted EPS we presented in Q1 2018, clearly demonstrating the impact of our strategy execution. Looking forward, we anticipate the distribution of the remainder of our 2019 EPS to be approximately 40% in Q2, 35% in Q3, and 25% in Q4.

Turning to slide 9, we continue to deliver on our commitment to follow a disciplined capital allocation strategy. As expected, we consumed more cash in the first quarter than the prior year period. Higher inventory was a significant contributor. Several factors are driving inventory levels, including timing of customer deliveries, demand growth in certain MP businesses, engine pre-buys and Brexit-related risk mitigation actions. We expect inventory levels to decline over the next several months and normalize in the second half of the year. We continue to invest in our Execute to Win priority areas, although the level of investment will taper off over the course of 2019 as our internal capabilities mature. Finally, we increased our quarterly dividend by 10 percent to 11 cents per share. The Terex team has and will continue to generate shareholder value through the execution of our Disciplined Capital Allocation Strategy. With that, I will turn it back to John.

John L. Garrison, Jr. - Terex Corporation - Chairman and Chief Executive Officer
Thank you, John. Before reviewing our segments, I will spend a few minutes discussing the recent bauma show in Munich, Germany. Bauma is the world’s largest tradeshow for the construction and mining equipment industry, with over 600,000 visitors from around the world. Terex had an outstanding presence and success at bauma. We showcased our product and service innovation, including our extensive line of industry-leading hybrid and electric power equipment, and our suite of telematics solutions. Over 40% of the equipment we displayed was launched since the last bauma. We featured our Genie line of hybrid booms and scissors, under the banner of “Genie Blue is your new Green”. As environmental regulations continue to shape demand around the world, Genie is leading the way with equipment that enables operators to work safely and efficiently while being respectful of the environment. MP showcased its “OMNI by Terex” tablet-based control system. Using I-O-T technology, the OMNI system will revolutionize the crushing and screening jobsite by enabling a single operator to control the entire equipment chain. This will improve safety and productivity and further differentiate our MP product lines. Our tower cranes business showcased its T-Link and T-Lift innovations. T-Link is an advanced system that allows multiple cranes to work in tandem. T-Lift is a built-in elevator system that safely lifts the operator to their cabin. Both of these innovations improve operator safety and productivity, driving higher customer return on investment.

In addition to showcasing our new products and services, bauma provided the opportunity to speak with a diverse cross section of customers. They expressed a consistent level of positive sentiment. There is pent-up demand for infrastructure investment across the developed markets and tremendous potential in the developing economies, from construction growth and adoption of aerial work platforms and materials processing solutions. Terex is well positioned to grow on both fronts. Bauma was a great show. I was proud of our bauma team. From the core trade show team that executed the event to the sales and support team members that worked the show, Terex’s passion and commitment was clear.

Turning to slide 11, I will review AWP. The global markets for aerial work platforms remain generally stable at healthy levels and the North American utility market remains strong. The North American rental market was impacted by severe weather in several major markets in the first quarter leading to delayed equipment deliveries. Our customers are maintaining their positive outlook for the balance of the year, and we started to see order and delivery rates increase in March. Overall demand in Europe is stable, with pockets of growth, including strong demand for electric booms and scissors. AWP continues to make inroads in the Asia Pacific region, fueled by increasing product adoption. To support our growth in Asia, we are expanding our Terex Financial Services capabilities in the region. While bookings in the quarter were lower than the exceptionally high level in Q1 2018, with $1.1 billion of backlog, AWP is well positioned heading into the strong selling season. A key to improving margins in 2019 is the execution of our Strategic Sourcing plans, including transitioning significant volume to new suppliers. The implementation process is gaining momentum as the teams complete the inspection and testing required to transition parts to new suppliers. This initiative is important for AWP as most of the $35 million savings objective for 2019 is in this segment.

In January, Genie opened another chapter in its history of innovation with the launch of its Lift Connect Telematics Solution. Lift Connect will convert data into actionable information. This customized solution delivers benefits to small fleet operators and large national rental companies by providing tailored information to increase operator safety, improve up-time and reduce maintenance costs. In short, Lift Connect is designed to increase customer ROI on Genie equipment. For the first time, we showcased a complete line of our new extra capacity booms from 40 feet to 135 feet.  It is apparent to our customers that Genie is leading the industry with XC innovations. Turning to Terex Utilities, the team continues to execute well in a stable market environment. Now that Utilities is part of the AWP segment, we are accelerating cross-selling benefits. We are leveraging our network of Utilities service centers across the country to service AWP customers. This will improve customer service while increasing parts and service revenue. The new, state-of-the-art production facility remains on track. The site will manufacture and install aerial devices, digger derricks and auger drills. By consolidating from ten facilities to one, Terex Utilities will significantly improve productivity, reduce lead times and increase capacity. Both our aerials and Utilities businesses are well positioned heading into the second quarter.

Turning to MP, this is a high-performing segment that consistently delivers strong results and meets its commitments. Global demand for crushing and screening equipment remains strong. Construction activity, aggregate consumption and environmental regulatory change are the main drivers. The global market for material handlers also remains strong fueled by robust demand for scrap steel. And, our pick and carry crane business continues to execute very well in the strong Australian market. The MP team continues to make progress in the emerging markets for environmental and mobile crushing and screening equipment. In India, for example, new highway construction reached an all-time high last year, and is expected to continue to grow. Indian contractors are just beginning to fully appreciate the flexibility and productivity that mobile crushing and screening equipment provide. Instead of trucking material over long distances, mobile equipment can process material close to the construction site, providing a significant benefit for the contractor and a significant growth opportunity for MP. We have a strong foundation in India, including an excellent team at our Hosur manufacturing facility just outside Bangalore. To support the growth prospects in India and the surrounding markets, we are expanding our manufacturing capacity in Hosur. The expansion is under way and will be completed over the course of 2019. MP operates several facilities in the U.K. Our guidance assumes there are no major disruptions associated with Brexit. We continue to monitor events as the Brexit process unfolds and will continue to take precautionary measures to mitigate potential supply chain disruptions. I expect our global MP team to continue to execute at a high level and deliver on its plans again this year.

Turning to Slide 13, to wrap up our prepared remarks, MP started the year strong and AWP picked up steam during the first quarter. We are executing our strategic plan to focus the portfolio on high-performing businesses, simplify the organization and build capabilities in our Execute to Win priority areas. We expect to significantly improve our financial performance again in 2019. As a result, we expect to be in the upper half of our full year EPS guidance range. We are confident in achieving our 2020 objectives of 10% Operating Margin and greater than 20% ROIC. Finally, we will continue to follow our disciplined capital allocation strategy and create additional value for our shareholders. With that, let me turn it back to Brian.

Brian Henry - Terex Corporation – Senior Vice President, Business Development & Investor Relations
Thanks, John. As a reminder, during the Question and Answer session, we ask you to limit your questions to one and a follow-up to ensure we have time to get to everyone. With that, I’d like to open it up for questions.

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